Award No. _______________________

THE GAP, INC.
DEFERRED RESTRICTED STOCK UNIT AWARD AGREEMENT

The Gap, Inc. (the "Company") hereby grants to ___________________________________________(the "Employee"), an award (the “Award”) of Restricted Stock Units (each Restricted Stock Unit shall be referred to as a “Stock Award”) which represent the right to receive shares of the Company’s common stock, $0.05 par value (the “Shares”) subject to the fulfillment of the vesting conditions and other conditions set forth in the attached Appendix A and Appendix B. This Award is granted pursuant to The Gap, Inc. 2016 Long-Term Incentive Plan (the “Plan”) and is subject to all of the terms and conditions contained in this Deferred Restricted Stock Unit Award Agreement, including the terms and conditions contained in the attached Appendix A and Appendix B (collectively, the “Agreement”). The date of this Agreement is _______________________________________.
Subject to the provisions of Appendix A, Appendix B and of the Plan, the principal features of this Award are as follows:

Number of Stock Awards:	____________________________________________

Date of Grant:	____________________________________________

Date(s) Stock Awards Scheduled to Vest:

Vesting Date	Number of Shares Vesting on Vesting Date

________________________________	_________________________________

________________________________	_________________________________

________________________________	_________________________________

As provided in the Plan and in this Agreement, this Award may terminate before the scheduled vest date(s) of the Stock Awards. For example, subject to paragraph 4, if the Employee’s Termination of Service or “separation from service,” as defined under Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and any final Treasury Regulations and other Internal Revenue Service guidance thereunder, as each may be amended from time to time (“Section 409A”) occurs before the date this Award vests, this Award will terminate at the same time as such Termination of Service or separation from service. Important additional information on vesting and forfeiture of the Stock Awards covered by this Award is contained in paragraphs 4 and 5 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A, APPENDIX B AND THE PLAN, WHICH CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THIS AWARD.

IN WITNESS WHEREOF, the Company and the Employee have agreed to the terms of this Agreement, to be effective as of the date first above written.

THE GAP, INC
Dated:	_______________________________
[NAME] [TITLE]

By accepting this Award, electronically or otherwise, I understand and agree that this Award is 1) subject to all of the terms and conditions of this Agreement (including the attached Appendix A and Appendix B) and of the Plan, 2) not considered salary, nor is it a promise for future grants of Awards, 3) not a term or condition of my employment with the Company (or one of its Affiliates), and 4) made at the sole discretion of the Company.

APPENDIX A
TERMS AND CONDITIONS OF STOCK AWARD

    1.    Grant of Stock Awards. The Company hereby grants to the Employee as a separate incentive in connection with his or her employment with the Company or an Affiliate and not in lieu of any salary or other compensation for his or her services provided to the Company or an Affiliate, an Award with respect to the number of Stock Awards set forth on page 1 of this Agreement, subject to all the terms and conditions in this Agreement and the Plan.

    2.    Company’s Obligation to Pay. Unless and until a Stock Award has vested in accordance with the terms hereof, the Employee will have no right to payment of a Share with respect to the Stock Award. Prior to actual payment of any Shares pursuant to vested Stock Awards, each Stock Award represents an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. No Shares shall be issued until after the Stock Awards have vested in accordance with the terms hereof and shall be issued in accordance with the settlement terms hereof. Notwithstanding Section 9.6 of the Plan, the Stock Awards will only be settled, if at all, in Shares, provided that to the extent a fractional share is earned, the number of Shares paid shall be rounded down to the nearest whole number and no fractional Share shall be issued.

    3.    Vesting of Stock Awards and Issuance of Shares.

    (a) Subject to paragraphs 4 and 5, the Stock Awards subject to this Agreement will vest as to the number of Stock Awards, and on the dates shown, on the first page of this Agreement (each a “Vesting Date”), but in each case, only if the Employee has been continuously employed by, or providing consulting services to, the Company or one of its Affiliates from the date of this Award until the applicable Vesting Date of the Stock Awards. Subject to paragraphs 4 and 5, if the Employee has had a Termination of Service (as described below) or a Separation from Service (defined below) prior to such date(s), the Award shall terminate, as set forth in paragraph 5.

    (b) The Stock Award, to the extent vested, shall be settled in Shares in accordance with Employee’s deferral election dated [ ].

    (c) If the Committee, in its discretion, accelerates the vesting of the balance, or some lesser portion of the balance, of the Stock Awards (or acceleration occurs pursuant to Section 12.2 of the Plan), the payment of such accelerated portion of the Stock Awards nevertheless shall be made at the same time or times described in paragraph 3(b).

    (d) It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Shares subject to the Stock Awards granted under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.

    (e) No fractional Shares shall be issued under this Agreement. To the extent a fractional share is earned, the number of Shares paid shall be rounded down to the nearest whole number and no fractional Share shall be issued.

    4.    Vesting Acceleration Events.

    (a) In the event that a Company agreement or plan provides for full or partial vesting of the Stock Awards upon Employee’s termination of employment, any Stock Awards that so vest shall be settled in accordance with paragraph 3(b) hereof, subject to Employee (or his beneficiaries in the case of death) timely signing any release of claims required by such Company agreement or plan after such separation and not revoking such release during any applicable revocation period.

    (b) In the event of the Employee’s death or Separation from Service due to Disability (“Disability Termination”), the remaining Stock Awards shall automatically and with no exercise of discretion by the Committee become fully vested, and shall be settled in accordance with paragraph 3(b) hereof. Notwithstanding the previous sentence, if in the event that within one year of the date of this Agreement, the Employee dies or incurs a Disability Termination, the Stock Awards granted pursuant to this Agreement shall immediately thereupon terminate.

    (c) Except as would result in taxation under Section 409A, a portion of the remaining Stock Awards automatically and with no exercise of discretion by the Committee shall become fully vested, and shall be settled, and applicable taxes shall be withheld by the Company or its designated Affiliate in accordance with paragraph 6 in each year in which this Stock Award becomes subject to the Federal Insurance Contributions Act (“FICA”) on the later of the date that the Stock Award becomes subject to FICA or November 15th of such year. The portion of the remaining Stock Awards that vests and is settled in accordance with the preceding sentence shall have an aggregate market value sufficient to pay any taxes required to be withheld by the Company (or an Affiliate) solely as a result of (i) the Stock Award becoming subject to FICA, and (ii) the vesting and settlement of such portion of the remaining Stock Awards.

    (d) In the event of the Employee's Retirement (as defined below), the remaining Stock Awards automatically and with no exercise of discretion by the Committee shall become fully vested, and shall be settled in accordance with paragraph 3(b) hereof. Notwithstanding any other provision of this paragraph 4(d), if in the event that within one year of the date of this Agreement, the Employee Retires, no portion of the Stock Awards granted pursuant to this Agreement will vest and the Stock Awards shall immediately thereupon terminate.

    (e) For purposes of this Agreement, “Retirement” shall mean the Employee’s Separation from Service for any reason (other than due to the Employee’s misconduct as determined by the Company in its sole discretion) after the Employee has attained age 60 and completed at least five (5) years of continuous service as an Employee of the Company or an Affiliate.

    5.    Termination of Service; Separation from Service. Notwithstanding any contrary provision of this Agreement and except as set forth in paragraph 4, the balance of the Stock Awards that have not vested will be forfeited and cancelled automatically upon the earlier of the Employee’s (i) Termination of Service or (2) “separation from service” within the meaning of Section 409A (“Separation from Service”). For purposes of this Agreement, Termination of Service shall have the meaning set forth in the Plan and be determined by reference to the Employee’s service without reference to any other agreement, written or oral, including the Employee’s contract of employment (if any). Thus, upon the earlier of (i) Employee’s Termination of Service (whether or not in breach of local labor laws) or (ii) Employee’s Separation from Service, unless otherwise expressly provided for under this Agreement, the Employee’s right to vest in the Stock Awards under the Plan, if any, will terminate at such time. The Committee shall have the exclusive discretion to determine when the Employee has incurred a Termination of Service or Separation from Service.

        6.    Withholding Taxes. [ALTERNATIVE 1]: As a condition to the grant, vesting and settlement of this Award and as further set forth in Sections 10.7 and 10.8 of the Plan, the Employee hereby agrees to make adequate provision for the satisfaction of (and will indemnify the Company, the Employee’s employer (the “Employer”) and any other Affiliate) for the amount of any income tax, social insurance, payroll tax, or any other required deductions or payments related to the Employee’s participation in the Plan and legally payable by the Employee, if any, including any Tax Obligations (“Tax-Related Items”) which arise upon the grant, vesting or settlement of the Stock Awards under this Agreement, ownership or disposition of Shares, receipt of dividends, if any, or otherwise in connection with the Stock Awards or the Shares. Regardless of any action the Company or the Employer takes with respect to any or all Tax-Related Items, the Employee acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by the Employee is and remains the Employee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Employee is also solely responsible for filing all relevant documentation that may be required of the Employee in relation to his or her participation in the Plan or any Tax-Related Items (other than filings or documentation that is the specific obligation of the Company, the Employer or any Affiliate pursuant to Applicable Laws), such as but not limited to personal income tax returns or any reporting statements in relation to the grant, holding, vesting or settlement of the Stock Awards, the holding of Shares or any bank or brokerage account, the subsequent sale of Shares, and the receipt of dividends, if any. The Employee further acknowledges that the Company and the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Awards, including the grant, holding, or vesting or settlement of the Stock Awards, the holding or subsequent sale of Shares acquired under the Plan and the receipt of dividends, if any; and (b) do not commit to and are under no obligation to structure the terms of the Stock Awards or any aspect of the Stock Awards to reduce or eliminate the Employee’s liability for Tax-Related Items, or achieve any particular tax result. The Employee also understands that Applicable Laws may require varying Share or Stock Award valuation methods for purposes of calculating Tax-Related Items, and the Company assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required of the Employee under Applicable Laws. Further, if the Employee has become subject to tax in more than one jurisdiction, the Employee acknowledges that the Company and/or the Employer (or former employer, as applicable) or other Affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

    No payment will be made to the Employee (or his or her estate) in relation to the Stock Awards unless and until satisfactory arrangements (as determined by the Committee) have been made by the Employee with respect to the payment of any Tax-Related Items and any other obligations of the Company and/or the Employer with respect to the Stock Awards.

    Absent an election by Employee described below in this paragraph, a portion of the Shares scheduled to be issued pursuant to vested Stock Awards that have an aggregate fair market value sufficient to pay the Tax-Related Items shall be withheld to satisfy such Tax-Related Items. Furthermore, the Company will cooperate with Employee to enable Employee to have Shares withheld to cover applicable withholding up to the maximum statutory rates as permitted by applicable law (i) to the extent it does not result in adverse accounting or other consequences to the Company and (ii) subject to Employee timely providing the Company with any documentation necessary to effect withholding up to such maximum. The Company will only withhold whole Shares and therefore the Employee also authorizes deduction without notice from salary or other amounts payable to the Employee of cash in an amount sufficient to satisfy the Employer’s remaining tax withholding obligation. Notwithstanding the previous two sentences, the Employee may elect to furnish to the Company written notice, no more than 30 days and no less than 5 days in advance of a required withholding event, of his or her intent to satisfy the tax withholding requirement by remitting in cash or check the full amount of the tax withholding to the Company at the time of the required withholding event. In the event that the Employee provides such written notice and fails to satisfy the amounts required for the Tax-Related Items by the time of the required withholding event, the Company shall satisfy the tax withholding requirement pursuant to the first sentence of this paragraph.

    If the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, the Employee is deemed to have been issued the full number of Shares subject to the Stock Awards, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of the Employee’s participation in the Plan. The Employee acknowledges and agrees that the Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Employee fails to comply with his or her obligations in connection with the Tax-Related Items. In addition, the Employee further agrees that any cross-border cash remittance made to transfer proceeds received upon the sale of Shares must be made through a locally authorized financial institution or registered foreign exchange agency and may require the Employee to provide to such entity certain information regarding the transaction.]

    [ALTERNATIVE 2]: As a condition to the grant, vesting and settlement of this Award and as further set forth in Sections 10.7 and 10.8 of the Plan, the Employee hereby agrees to make adequate provision for the satisfaction of (and will indemnify the Company, the Employee’s employer (the “Employer”) and any other Affiliate) for the amount of any income tax, social insurance, payroll tax, or any other required deductions or payments related to the Employee’s participation in the Plan and legally payable by the Employee, if any, including any Tax Obligations (“Tax-Related Items”) which arise upon the grant, vesting or settlement of the Stock Awards under this Agreement, ownership or disposition of Shares, receipt of dividends, if any, or otherwise in connection with the Stock Awards or the Shares, whether by withholding, direct payment to the Company, or otherwise as determined by the Company in its sole discretion. Regardless of any action the Company or the Employer takes with respect to any or all Tax-Related Items, the Employee acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by the Employee is and remains the Employee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Employee is also solely responsible for filing all relevant documentation that may be required of the Employee in relation to his or her participation in the Plan or any Tax-Related Items (other than filings or documentation that is the specific obligation of the Company, the Employer or any Affiliate pursuant to Applicable Laws), such as but not limited to personal income tax returns or any reporting statements in relation to the grant, holding, vesting or settlement of the Stock Awards, the holding of Shares or any bank or brokerage account, the subsequent sale of Shares, and the receipt of dividends, if any. The Employee further acknowledges that the Company and the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Awards, including the grant, holding, vesting or settlement of the Stock Awards, the holding or subsequent sale of Shares acquired under the Plan and the receipt of dividends, if any; and (b) do not commit to and are under no obligation to structure the terms of the Stock Awards or any aspect of the Stock Awards to reduce or eliminate the Employee’s liability for Tax-Related Items, or achieve any particular tax result. The Employee also understands that Applicable Laws may require varying Share or Stock Award valuation methods for purposes of calculating Tax-Related Items, and the Company assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required of the Employee under Applicable Laws. Further, if the Employee has become subject to tax in more than one jurisdiction, the Employee acknowledges that the Company and/or the Employer (or former employer, as applicable) or other Affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

    No payment will be made to the Employee (or his or her estate) in relation to the Stock Awards unless and until satisfactory arrangements (as determined by the Committee) have been made by the Employee with respect to the payment of any Tax-Related Items and any other obligations of the Company and/or the Employer with respect to the Stock Awards. In this regard, the Employee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following, provided, however, that notwithstanding anything herein to the contrary, in the case of individuals subject to Section 16 of the Exchange Act of 1934, as amended, all Tax-Related Items shall only be satisfied by such procedure specifically approved by the Committee in resolutions:

(a) withholding from the Employee’s wages or other cash compensation paid to the Employee by the Company or the Employer; or

(b) withholding from proceeds of the sale of Shares acquired upon vesting of the Stock Awards, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Employee’s behalf pursuant to this authorization); or

(c) withholding in Shares to be issued upon settlement of the Stock Awards; or

(d) surrendering already-owned Shares having a fair market value equal to the Tax-Related Items that have been held for such period of time to avoid adverse accounting consequences.

    If the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, the Employee is, subject to Applicable Laws, deemed to have been issued the full number of Shares subject to the Stock Awards, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of the Employee’s participation in the Plan. The Employee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of the Employee’s participation in the Plan that cannot be satisfied by one or more of the means previously described in this paragraph 6. The Employee acknowledges and agrees that the Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Employee fails to comply with his or her obligations in connection with the Tax-Related Items. In addition, the Employee further agrees that any cross-border cash remittance made to transfer proceeds received upon the sale of Shares must be made through a locally authorized financial institution or registered foreign exchange agency and may require the Employee to provide to such entity certain information regarding the transaction.

    It is the Company’s current practice to withhold a portion of the Shares scheduled to be issued pursuant to vested Stock Awards that have an aggregate market value sufficient to pay the Tax-Related Items. The Company will only withhold whole Shares and therefore the Employee also authorizes deduction without notice from salary or other amounts payable to the Employee of cash in an amount sufficient to satisfy the Employer’s remaining tax withholding obligation. Notwithstanding the previous two sentences, the Employee, if the Company in its sole discretion so agrees, may elect to furnish to the Company written notice, no more than 30 days and no less than 5 days in advance of a required withholding event, of his or her intent to satisfy the tax withholding requirement by remitting the full amount of the tax withholding to the Company at the time of the required withholding event. In the event that the Employee provides such written notice and fails to satisfy the amounts required for the Tax-Related Items by the time of the required withholding event, the Company shall satisfy the tax withholding requirement pursuant to the first two sentences of this paragraph. However, the Company reserves the right to withhold for Tax-Related Items pursuant to any means set forth in this paragraph.]

    7.    Vesting/Foreign Taxes Due. If the Employee is subject to tax in a country outside the U.S. (“Foreign Country”) and if pursuant to the tax rules in such Foreign Country, the Employee will be subject to tax prior to the date that the Employee is issued Shares pursuant to this Agreement, the Committee, in its discretion, may accelerate vesting and settlement of a portion of the Stock Awards to the extent necessary to pay the foreign taxes due (and any applicable U.S. income taxes due as a result of the acceleration of vesting and settlement) but only if such acceleration does not result in adverse consequences under Section 409A (as permitted under Treasury Regulation Section 1.409A-3(j)(4)(xi)).

    8.    Beneficiary Designation. Any distribution or delivery to be made to the Employee under this Agreement will, if the Employee is then deceased, be made to the Employee's designated beneficiary to the extent such designation is valid under applicable law, or if no such beneficiary survives the Employee or no beneficiary is designated, the person or persons entitled to such distribution or delivery under the Employee's will or, to the executor of his or her estate. In order to be effective, a beneficiary designation must be made by the Employee in a form and manner acceptable to the Company and permitted by the Company. Any transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

    9.    Conditions to Issuance of Shares. The Shares deliverable to the Employee on the applicable settlement date may be either previously authorized but unissued Shares or issued Shares that have been reacquired by the Company. The Company shall not be required to issue any Shares hereunder so long as the Company reasonably anticipates that such issuance will violate Federal securities law, foreign securities law or other Applicable Laws; provided however, that in such event the Company shall issue such Shares at the earliest possible date at which the Company reasonably anticipates that the issuance of the shares will not cause such violation. For purposes of the previous sentence, any issuance of Shares that would cause inclusion in gross income or the application of any penalty provision or other provision of the Internal Revenue Code or foreign tax law shall not be treated as a violation of Applicable Laws. Furthermore, the Company retains sole discretion to determine if and when it is appropriate to undertake any regulatory filing or other administrative steps in order to avoid such violation. The Company is under no obligation to undertake any such filing or other steps that would not otherwise be required except in relation to the Plan and grants thereunder and shall not assume any liability due to the failure to complete such filing or other steps.

    10.    Rights as Stockholder. Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a stockholder of the Company in respect of any Stock Award unless and until Shares have been issued in accordance with this Agreement, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee. Except as provided in paragraph 11, after such issuance, recordation, and delivery, the Employee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

    11.    Adjustments. The Award is subject to adjustment in accordance with Section 4.3 of the Plan.

    12.    Nature of Grant. In accepting the grant of Stock Awards, the Employee acknowledges that:

(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b)the grant of the Stock Awards is voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Awards, or benefits in lieu of Stock Awards, even if Stock Awards have been granted repeatedly in the past, and all decisions with respect to future grants of Stock Awards or other Awards, if any, will be at the sole discretion of the Company;
(c)all decisions with respect to future Stock Award grants, if any, will be at the sole discretion of the Company;

(d)the Employee’s participation in the Plan is voluntary;

(e)the Stock Awards and the Shares subject to the Stock Awards are extraordinary items that do not constitute regular compensation for services rendered to the Company or the Employer, and that are outside the scope of the Employee’s employment contract, if any;

(f)the Stock Awards and the Shares subject to the Stock Awards are not intended to replace any pension rights or compensation;

(g)the Stock Awards and the Shares subject to the Stock Awards are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;

(h)the future value of the Shares underlying the Stock Awards is unknown and cannot be predicted with certainty;

(i)neither the Company, nor any Affiliate is responsible for any foreign exchange fluctuation between local currency and the United States Dollar (or the selection by the Company or an Affiliate in its sole discretion of an applicable foreign currency exchange rate) that may affect the value of the Stock Awards (or the calculation of income or Tax-Related Items thereunder);

(j)in consideration of the grant of the Stock Awards, no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Awards resulting from the Employee’s Termination of Service (for any reason whatsoever and whether or not in breach of local labor laws) or Employee’s Separation from Service and the Employee irrevocably releases the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, the Employee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; and

(k)the Stock Awards and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

    13.    No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Employee’s participation in the Plan, or his or her acquisition or sale of the underlying Shares. The Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Employee’s participation in the Plan before taking any action related to the Plan.

    14.    Data Privacy. By participating in the Plan, the Employee explicitly agrees and consents to the collection, use and transfer, in electronic or other form, of the Employee’s Personal Data (as described below) by and among, as applicable, the Company and any Subsidiary or Affiliate or third parties as may be selected by the Company, for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan. The Employee understands that refusal or withdrawal of consent will affect the Employee’s ability to participate in the Plan; without providing consent, the Employee will not be able to participate in the Plan or realize benefits (if any) from the Stock Awards.

    For purposes of this Section, the Employee understands that the Company and any Subsidiary or Affiliate or designated third parties may hold certain personal information that identifies or is associated with the Employee (“Personal Data”), including, but not limited to, the Employee’s name, home address and telephone number, date of birth, social security number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or any Subsidiary or Affiliate, details of all Stock Awards or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Employee’s favor. The Employee understands that the Employee’s Personal Data may be transferred to any Subsidiary or Affiliate or third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in jurisdictions outside of the Employee’s country of residence with different and less stringent data privacy laws and protections than may exist in the Employee’s country. In particular, the Company may transfer Personal Data to the broker or stock plan administrator assisting with the Plan, to its legal counsel and tax/accounting advisor, and to the Subsidiary or Affiliate that is Employee’s employer and its payroll provider.

    The Employee should also refer to the Gap Inc. Employee Privacy Policy (which is available to the Employee separately and may be updated from time to time) for more information regarding the collection, use, storage, and transfer of the Employee’s Personal Data.

Appendix B sets out jurisdiction-specific terms applicable to our processing of the Employee’s Personal Data which supplement and, in some cases, supersede the provisions in this Section 14.

    15.    Plan Governs. This Agreement is subject to all the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern except as required to comply with Section 409A. Terms used in this Agreement that are not defined in this Agreement will have the meaning set forth in the Plan.

    16.    Committee Authority. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any portion of the Stock Award has vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon the Employee, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

    17.    No Right to Employment or Continued Employment. The Employee understands and agrees that the Stock Awards and this Agreement do not constitute or create any contract of employment or right to further employment with the Employer or any Affiliate and shall not impact in any way the right of the Employer to terminate or change the terms of the employment of the Employee at any time for any reason whatsoever, with or without good cause, subject to applicable local law. The Employee understands and agrees that unless contrary to applicable local law or there is an employment contract in place providing otherwise, his or her employment is "at-will" and that either the Employer or the Employee may terminate the Employee's employment at any time and for any reason, subject to applicable local law. The Employee also understands and agrees that his or her "at-will" status (if applicable) can only be changed by an express written contract signed by an authorized officer of the Company and the Employee if the Employee’s employer is the Company.

    18.    Non-Transferability of Award. Except as otherwise herein provided, the Stock Awards herein granted and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of such Stock Award, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon any attempted sale under any execution, attachment or similar process upon the rights and privileges conferred hereby, such Stock Award and the rights and privileges conferred hereby will immediately become null and void.

    19.    Binding Agreement. Subject to the limitation on the transferability of the Stock Award contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the Employee and the Company.

    20.    Addresses for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of its Legal Department, at The Gap, Inc., Two Folsom Street, San Francisco, California 94105, or at such other address as the Company may hereafter designate in writing. Any notice to be given to the Employee will be addressed to the Employee at the address set forth on the records of the Company. Any such notice will be deemed to have been duly given when delivered, if notice is delivered personally, or 48 hours after sent to an aforesaid address, either by registered or certified U.S. mail with postage and registry fee prepaid, via the United States post office or a generally recognized international courier such as DHL or Federal Express.

    21.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

    22.    Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

    23.    Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written agreement executed by a duly authorized officer of the Company.

    24.     Amendment, Suspension or Termination of the Plan. By accepting this Award, the Employee expressly warrants that he or she has received a right to an equity-based award under the Plan, and has received, read, and understood a description of the Plan. The Employee understands that the Plan is discretionary in nature and may be modified, suspended, or terminated by the Company at any time.

    25.    Notice of Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without regard to principles of conflict of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Francisco County, California, or the federal courts for the United States for the Northern District of California and no other courts, where this grant is made and/or to be performed.

    26.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents or notices related to current or future participation in the Plan by electronic means. By accepting this

Award, whether electronically or otherwise, the Employee hereby consents to receive such documents or notices by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the use of electronic signatures or click-through acceptance of terms and conditions.

    27.    Language. If the Employee has received this Agreement, including Appendices, or any other document related to the Plan translated into a language other than English, and the meaning of the translated version is different than the English version, the English version will control.

    28.    Appendix B. The Stock Awards shall be subject to any special terms and conditions set forth in Appendix B to this Agreement for the Employee’s country. Moreover, if the Employee relocates to one of the countries included in Appendix B, the special terms and conditions for such country will apply to the Employee, to the extent Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. To the extent that an applicable term or condition set forth in Appendix B conflicts with a provision in this Appendix A, the provisions of Appendix B shall apply.

    29.    Imposition of Other Requirements. The Company reserves the right, without the Employee’s consent, to cancel or forfeit any outstanding portion of the Stock Awards or to impose other requirements on the Employee’s participation in the Plan, on the Stock Awards and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with Applicable Laws or facilitate the administration of the Plan, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. The Employee also understands that the laws of the country in which the Employee is residing or working at the time of grant or vesting of this Award (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent the issuance of Shares under this Award or may subject the Employee to additional procedural or regulatory requirements that the Employee is and will be solely responsible for and must fulfill, and neither the Company nor any Affiliate assumes any liability in relation to this Award in such case. Such requirements may be outlined in but are not limited to those described in Appendix B.

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APPENDIX B

ADDITIONAL TERMS AND CONDITIONS OF THE GAP, INC.
DEFERRED RESTRICTED STOCK UNIT AWARD AGREEMENT
NON-U.S. EMPLOYEES

This Appendix B includes special terms and conditions applicable to the Employee if the Employee resides or works in or moves to or otherwise becomes subject to the laws or company policies of one of the countries listed below. These terms and conditions are in addition to or, if so indicated, in place of, the terms and conditions set forth in the Agreement. Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Agreement.

This Appendix B also includes country-specific information of which the Employee should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of February 2026. However, such laws are often complex and change frequently. As a result, the Company strongly recommends that the Employee does not rely on the information noted herein as the only source of information relating to the consequences of the Employee’s participation in the Plan because the information may be out of date at the time that the Employee vests in Share Awards or sells Shares acquired under the Plan. In addition, the information is general in nature and may not apply to the Employee’s particular situation, and the Company is not in a position to assure the Employee of any particular result. Accordingly, the Employee is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, please note that the notices, disclaimers, and/or terms and conditions contained in this Appendix B may also apply, as from the date of grant, if the Employee moves to or otherwise is or becomes subject to the Applicable Laws or company policies of the relevant country(ies) listed below.

Securities Law Notice

Unless otherwise noted, neither the Company nor the Shares for purposes of the Plan are registered with any local stock exchange or under the control of any local securities regulator outside the U.S. The Agreement (of which this Appendix is a part), the Plan, and any other communications or materials that the Employee may receive regarding participation in the Plan do not constitute advertising or an offering of securities outside the U.S., and the issuance of securities described in any Plan-related documents is not intended for offering or public circulation outside the U.S.

EUROPEAN UNION (“EU”) / EUROPEAN ECONOMIC AREA (“EEA”) / UNITED KINGDOM (“UK”)

Data Privacy. Where the Employee is a resident of the EU/EEA or the United Kingdom, the following provision applies and supplements Section 14 of Appendix A of the Agreement. The Employee understands and acknowledges that:

•The data controller is the Company; queries or requests regarding the Employee’s Personal Data should be made in writing to the Company’s representative relating to the Plan or Stock Award matters, who may be contacted at: [ ];
•The legal basis for the processing of Personal Data is that the processing is necessary for the performance of a contract to which the Employee is a party (namely, this Agreement);
•Personal Data will be held only as long as is necessary to implement, administer and manage the Employee’s participation in the Plan;
•The Employee may, at any time, access his or her Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data without cost or exercise any other rights he or she may have in relation to his or her Personal Data under Applicable Laws, including the right to make a complaint to an EU/EEA data protection regulator, or if the Employee is in the UK, the UK Information Commissioner’s Office.

BANGLADESH

Foreign Exchange and Share Ownership Obligations. Bangladeshi residents must report the acquisition of foreign securities (including Shares acquired under the Plan) to Bangladesh Bank within 30 days of acquisition. Bangladesh residents who hold foreign securities (including Shares acquired under the Plan) and wish to sell, transfer or otherwise transact in such securities, must first obtain an export permit by submitting an application to the Bangladesh Bank through an Authorized Dealer. Permission for the sale or transfer of foreign securities will generally be granted, provided that an undertaking is given by the Authorized Dealer that the securities sales proceeds from the sale of Shares will be repatriated to Bangladesh within a specified period. It is the Employee’s responsibility to obtain the requisite export permit and comply with any other applicable requirements under Bangladesh foreign exchange regulations. The Employee should consult with his or her personal legal and financial advisor in this regard.

CANADA

Securities Law Notice. The security represented by the Stock Award and the offered Shares are issued pursuant to an exemption from the prospectus requirements of applicable securities legislation in Canada. The Employee acknowledges that as long as Gap, Inc. is not a reporting issuer in any jurisdiction in Canada, the offered Shares will be subject to material restrictions on their transfer in Canada, including an indefinite restricted period. However, subject to applicable securities laws, the Employee is permitted to sell Shares acquired through the Plan through a designated broker appointed under the Plan, assuming the sale of such Shares takes place outside Canada via the stock exchange on which the Shares are traded. The Employee is encouraged to consult his /her legal advisors prior to the sale of any Shares.

Settlement of Stock Awards. Notwithstanding any discretion or anything to the contrary in the Plan, the grant of the Stock Awards does not provide any right for the Employee to receive a cash payment and the Stock Awards will be settled in Shares only.

Foreign Share Ownership Reporting. If the Employee is a Canadian resident, his or her ownership of certain foreign property (including shares of foreign corporations) with a total cost in excess of $100,000 may be subject to ongoing annual tax reporting obligations.  The Employee should refer to CRA Form T1135 (Foreign Income Verification Statement) and consult his or her tax advisor for further details.  It is the Employee’s responsibility to comply with all applicable tax reporting requirements.

The following provisions will apply to Employees who are residents of Quebec:

Language Consent. The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention (“Agreement”), ainsi que de tous documents exécutés, avis donnés et procédures judiciaires intentées, directement ou indirectement, relativement à la présente convention.

Termination of Service. For purposes of the Stock Award under the Plan, “Termination” with the Company and its Subsidiaries shall be deemed to occur on the date the Employee is no longer actively providing services as an employee (except, in certain circumstances, to the extent the Employee is on a Company-approved leave of absence and subject to any Company policy or applicable laws regarding such leaves), and will not, except as required by applicable employment standards legislation, be extended by any period of advance notice or “garden leave” that may be required contractually or under applicable law, unless otherwise determined by the Company in its sole discretion. To the extent required by applicable employment standards legislation, the Employee shall be deemed to have continued in employment through the end of the minimum statutory notice period under such legislation and the date of termination shall be deemed to occur on the last day of such minimum statutory notice period for purposes of determining the Employee’s entitlement to the Stock Award under the Plan. In no event shall the Employee’s date of termination be deemed to occur later than the last day of such minimum statutory notice period. Further, the Employee will not have any claim for damages in lieu of any Stock Award that would have otherwise vested following the last day of active employment as described herein.

GUATEMALA

Foreign Ownership Reporting. Although individuals are permitted to own shares in a US company and hold a US brokerage account, such off-shore holdings and accounts may be subject to reporting to the tax authorities and as part of the Employee’s personal financial statements. Such requirements are the Employee’s personal obligation, and the Employee is advised to seek professional advice.

Securities Law Notice. The Stock Award offered herein is not and will not be registered with or approved by the Registro de Valores y Mercancías (the Guatemalan Securities and Commodities Market Authority), as they constitute a private offer which is exempted from such registration.

HONG KONG

Securities Law Notice. WARNING: The Stock Awards and Shares issued upon vesting (if any) do not constitute a public offering of securities under Hong Kong law and are available only to Employees of the Company and its Affiliates. The Agreement, including this Appendix B, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. Nor have the documents been authorized or reviewed by, registered with or authorized by any regulatory authority in Hong Kong, including the Securities and Futures Commission. The Stock Award is intended only for the personal use of each eligible Employee of the Company or its Affiliates and may not be distributed to any other person. If the Employee is in any doubt about any of the contents of the Agreement, including this Appendix B, or the Plan, the Employee should obtain independent professional advice.

INDIA

Share Valuation. The amount subject to tax at vesting may be dependent upon a valuation of Shares from a Merchant Banker in India. The Company has no responsibility or obligation to obtain the most favorable valuation possible nor obtain valuations more frequently than required under Indian tax law.

Repatriation Requirement. Unless the proceeds from the sale of Shares acquired by Employee under the Plan are otherwise reinvested in accordance with the Indian exchange control regulations, Employee is required to take all reasonable steps to immediately repatriate and surrender to an authorised person all foreign exchange received by Employee from such sale and in any case no later than 180 days from the date of such sale. Unless otherwise reinvested in accordance with the Indian exchange control regulations, any dividends received in relation to the Shares received under the Plan must also be repatriated to India within 180 days of receipt of such dividends.

Furthermore, Employee shall in no case take any action (or refrain from taking any action) that has the effect of: (a) delaying the receipt by Employee of the whole or part of such foreign exchange; or (b) eliminating the foreign exchange in whole or in part to be receivable by Employee. Employee should keep the remittance certificate received from the bank where foreign currency is deposited in the event the Reserve Bank of India or the Company or Employee’s employer requests proof of repatriation.

As the foreign exchange regulations may change, it is Employee’s responsibility to comply with any applicable requirements. Employee should consult with their personal advisor to ensure that they are properly complying with their foreign exchange regulations.

Foreign Asset/Account Reporting Notification. Employee is required to declare any foreign bank accounts and any foreign financial assets (including shares of Gap, Inc held outside of India) in their annual income tax return. It is Employee’s responsibility to comply with this reporting obligation and Employee should consult their personal legal advisor to determine whether the obligation applies to their personal situation.

Settlement of Award. If the Stock Award, or a part of it, is settled with the Employee after the Employee’s employment terminates, such settlement shall be carried out only if permitted by, and in accordance with, the Indian exchange control laws including but not limited to the Foreign Exchange Management (Overseas Investment) Rules, 2022, as amended from time to time. If the settlement, whether in whole or in part, is not so permitted under the Indian exchange control laws in force at the time, then the Company shall have sole discretion to decide an alternative manner in which the Stock Award may be settled in favor of the Employee. It is hereby clarified that the discretion allowed to the Company can also include forfeiture of the Stock Award, entirely or in part, to the extent that settlement is not permitted under the applicable Indian exchange control laws in force at the time of settlement.

Compliance obligations of the Indian employer (“Indian Company"). On any settlement or divestment of Shares underlying this Stock Award and/or reinvestment of proceeds from the sale of such Shares, the Employee agrees to provide to the Indian Company in due time, true and accurate details regarding all such transactions, including amount of proceeds received and all supporting documenting evidencing such transactions (such as bank account statements or share certificates). It is hereby clarified that the Employee also permits the Indian Company to disclose such information to an Authorized Dealer bank, Reserve Bank of India or any other regulatory authority, to comply with the Indian Company’s reporting obligations under the Indian exchange control laws or any other laws applicable at that point in time.

INDONESIA

Foreign Exchange Information. If the Employee remits proceeds from the sale of Shares into Indonesia, the Indonesian Bank through which the transaction is made will submit a report on the transaction to the Bank of Indonesia for statistical reporting purposes. For transactions of USD $10,000 or more, a description of the transaction must be included in the report. Although the bank through which the transaction is made is required to make the report, the Employee must complete a “Transfer Report Form.” The Transfer Report Form will be provided to the Employee by the bank through which the transaction is made.

In addition, if the Employee is an Indonesian resident, the Employee may be required to provide the Indonesian Central Bank with information on foreign exchange activities. Indonesian residents may be subject to a monthly reporting obligation to the Bank of Indonesia which must be completed online through Bank of Indonesia’s website, no later than the 15th day of the following month. The Employee should consult with his or her personal advisor to ensure that the Employee is properly reporting his or her foreign exchange activities.

JAPAN

Securities Law Notice. The Company hereby informs you that the provisions of Paragraph 1, Article 4 of the Financial Instruments and Exchange Act of Japan (No. 25 of 1948, as amended) do not apply to the grant of this Stock Award.

金融商品取引法に関する通知　当社は、本Stock Awardの付与が、日本の金融商品取引法（昭和23年法律第25号、以後の改正を含む）第4条第1項の規定の適用を受けないものであることをここにお知らせします。

Securities Acquisition Report. If the Employee acquires Shares valued at more than ¥100,000,000 total, the Employee must file a Securities Acquisition Report with the Ministry of Finance (“MOF”) through the Bank of Japan within 20 days from the acquisition of the Shares.

Exit Tax. Please note that the Employee may be subject to tax on the Stock Awards, even prior to vesting, upon relocation from Japan if the Employee (1) holds financial assets with an aggregate value of ¥100,000,000 or more upon departure from Japan and (2) maintained a principle place of residence (jusho) or temporary place of abode (kyosho) in Japan for 5 years or more during the 10-year period immediately prior to departing Japan. The Employee should discuss his/her tax treatment with his/her personal tax advisor.

PEOPLE’S REPUBLIC OF CHINA

Sale of Shares Upon Vesting. By accepting the Stock Awards, the Employee acknowledges and agrees that the Company or the Committee, in its sole discretion, has the right to determine that one of the following sales mechanisms will be pursued: (1) immediate sale of the Shares issued upon the vesting of Stock Awards ("Immediate Sale"); or (2) granting the Employee the right to hold the Shares issued upon the vesting of Stock Awards for a period of time and then sell the Shares on a future day at their own discretion ("Normal Sale"). In the event of a Termination of Service, the Company or the Committee shall also have the sole discretion to determine whether an Immediate Sale will occur. In any event, any Shares held shall be sold within 6 months of a Termination of Service or before the expiration of the Plan (whichever is earlier).

Shares will be transferred to a brokerage firm designated by the Company (the "Brokerage Firm"). The Brokerage Firm, on the Employee’s behalf, may: (a) immediately sell the Shares at the prevailing market price pursuant to any process for the sale set forth by the Company pursuant to the Immediate Sale of the Shares, or (b) sell the Shares at the prevailing market price, upon receipt of a properly executed notice together with irrevocable instructions from the Employee, pursuant to any process for the sale set forth by the Company pursuant to Normal Sale of the Shares; and deliver the proceeds less the Tax-Related Items and any broker fees, to the Company or its designee, which would then remit the net proceeds to the Employee through the Company’s or Affiliate’s special-purpose foreign exchange bank account in China. As a result of the Immediate Sale of Shares as set forth in this Appendix B, no Shares would be delivered to the Employee, and the Employee would not have any resulting rights as a shareholder of the Company. However, where a Normal Sale is intended, the Employees will have the rights as shareholders as provided in paragraph 10 of Appendix A following issuance of Shares at vesting and until the Normal Sale of such Shares. In any case, the Employee agrees that Shares may not be moved to any account or brokerage firm not designated by the Company and may not be moved out of any permitted account other than upon the sale of such Shares.

Mandatory Repatriation and Special Administration in China.  The Employee’s ability to be issued Shares at vesting shall be contingent upon the Company or its Affiliate obtaining approval from the State Administration of

Foreign Exchange (“SAFE”) for the Employee’s participation in the Plan (to the extent required as determined by the Company in its sole discretion) and the establishment of a SAFE-approved special-purpose foreign exchange bank account for equity sale proceeds. If at the time of vesting, SAFE approval has not been obtained, the Company may cancel this Stock Award with no liability, compensation or benefits in lieu of compensation due to the Employee. The Employee understands and agrees that he or she will be required to immediately repatriate the proceeds from the Immediate Sale or Normal Sale of Shares to China. The Employee further understands that such repatriation of proceeds must be effected through the special-purpose foreign exchange account established by the Company or Affiliate, and the Employee hereby consents and agrees that the proceeds from the Immediate Sale or Normal Sale of Shares will be transferred to such account prior to being delivered to the Employee. Furthermore, the Employee understands that due to SAFE approval requirements, there may be delays in delivering the proceeds to the Employee; the Employee will bear any exchange rate risk relating to any delay; the Employee may be required to open a U.S. dollar bank account to receive the proceeds; and the Employee may also be required to pay directly to the Company or an Affiliate any Tax-Related Items due at vesting prior to receiving any proceeds from the sale of Shares.

The Company also has sole discretion to determine the mechanism to sell the Shares issued to the Employee upon vesting. The provisions above pursuant to which the Employee agrees to sell all Shares issued to him or her upon Termination of Service or immediately when the Shares are issued to him or her upon vesting at the then current market price is intended to be a plan pursuant to Rule 10b5-1 of the U.S. Securities Exchange Act of 1934, as amended, to the extent the Employee is subject to this Act.  By signing the Agreement, the Employee represents that he or she is not aware of any material non-public information about the Company at the time he or she is signing the Agreement.

Please note that the Company in its sole discretion may choose not to apply the above procedures to non-PRC citizens.

SINGAPORE

Securities Law Notice. The grant of the Stock Award and any Shares thereunder is made in reliance on the prospectus registration exemption set out in section 273(1)(i), read together with Sections 273(2) and 273(4) of the Securities and Futures Act 2001 of Singapore (“SFA”), which provides an exemption from the prospectus and registration requirements under the SFA, and not with a view to the Stock Award or Shares being offered for sale or sold to any other party in Singapore. The Employee understands and acknowledges that this Agreement and/or any other document or material in connection with this offer and the underlying Shares have not been and will not be lodged, registered or reviewed by the Monetary Authority of Singapore. The aforementioned documents are not considered to be a prospectus as defined in the SFA and, accordingly, statutory liability under the SFA in relation to the content of prospectuses does not apply, and the Employee should consider carefully whether the investment is suitable for the Employee. Any and all Shares to be issued hereunder shall therefore be subject to the general resale restriction under Section 257 of the SFA. By accepting the Stock Award, the Employee agrees not to sell or offer any Shares (received under this Stock Award) in Singapore within six months of the date of grant and unless such sale or offer in Singapore is made pursuant to the exemptions under Subdivision 4 (other than Section 280) of Division 1 under Part 13 of the SFA.

Director Notification Obligation. If the Employee is a director, associate director or shadow director (i.e., a non-director who has sufficient control so that the directors act in accordance with the directions and instructions of this individual) of the Company’s local entity in Singapore, he or she is subject to notification requirements under the Singapore Companies Act. Some of these notification requirements will be triggered by the Employee’s participation in the Plan. Specifically, the Employee is required to notify the local Singapore company when he or she acquires or disposes an interest in the Company, including when the Employee receives Shares upon vesting of this Award and when the Employee sells these Shares. The notification must be in writing and must be made within two days of acquiring or disposing of any interest in the Company (or within two days of initially becoming a director, associate director or shadow director of the Company’s local entity in Singapore). If the Employee is unclear as to whether he or she is a director, associate director or shadow director of the Company’s local entity in Singapore or the form of the notification, he or she should consult with his or her personal legal advisor.

Exit Tax / Deemed Exercise Rule. The Employee understands and agrees that if the Employee has received Stock Awards in relation to his or her employment in Singapore, then if, prior to the vesting of the Stock Awards, the Employee is 1) a permanent resident of Singapore and leaves Singapore permanently or is transferred out of Singapore; or 2) neither a Singapore citizen nor permanent resident and either ceases employment in Singapore or leaves Singapore for any period exceeding 3 months, the Employee will likely be taxed on the Stock Awards on a

“deemed exercise” basis, even though the Stock Awards have not yet vested.  The Employee should refer to the separate Stock Award and Option Guide and discuss his or her tax treatment with his or her personal tax advisor.

TAIWAN

Foreign Exchange Restrictions. The Employee may convert foreign currency (including proceeds from the sale of Shares) remitted to Taiwan into NTD or convert NTD into foreign currency for outward remittance from Taiwan of up to US $5,000,000 per year. A local bank would normally effect the remittance simultaneously with the submission of a declaration statement (which is a CBT-prescribed form, and the remittance is typically a standard procedure handled by the local bank concerned); provided that the local bank may request the Employee to provide supporting documents. In the event that the remittance amount per transaction exceeds US $500,000 (inclusive), the local bank will check with the Central Bank of Taiwan ("CBT") to see if the Employee has used up the US $5 million threshold and, if not, it will take a few hours to effect the remittance. If the US $5 million threshold is exceeded, the Employee is required to apply for an approval from the CBT. If the remittance amount per transaction is less than NT $500,000, it will be effected without filing a declaration statement or providing any supporting documents. The above monetary limits do not currently apply to the extent the Employee remits USD deposited in the Employee’s foreign currency account at a bank in Taiwan.

TÜRKIYE

Securities Law Information. The Stock Awards are made available only to employees of the Company and its affiliates, and the offer of participation in the Plan is a private offering. The grant of the Stock Awards and any issuance of Shares at vesting takes place outside Türkiye.

The sale and purchase of Shares traded on a foreign stock exchange by Turkish residents may only be conducted through a financial intermediary. Therefore, the Employee may be required to appoint a Turkish broker to assist with the sale of any Shares acquired under the Plan. The Employee should consult his or her personal legal and tax advisors before selling any Shares acquired under the Plan to confirm the compliance with applicable regulations.

Menkul Kıymetler Hukuku Bilgisi. İşbu Plan kapsamında sağlanan Pay Tahsisi, yalnızca Şirket ve Bağlı İştiraklerinin çalışanlarına sunulmakta olup, Plan’a katılım teklifi özel nitelikli bir arz teşkil etmektedir. Pay Tahsisi’nin sağlanması ile hak edişe bağlı olarak Hisselerin ihraç edilmesi işlemleri Türkiye dışında gerçekleştirilmektedir.

Yabancı bir borsada işlem gören hisselerin Türkiye’de yerleşik kişiler tarafından alım ve satımı, yalnızca bir finansal aracı kuruluş vasıtasıyla gerçekleştirilebilmektedir. Bu kapsamda, Çalışan’ın Plan uyarınca edinilen Hisselerin satışı için bir Türk aracı kurumunu görevlendirmesi gerekebilir. İşbu Plan kapsamında edinilen herhangi bir Hissenin kullanılması veya satılması öncesinde, yürürlükteki mevzuata uygunluğun teyidi amacıyla Çalışan’ın kendi hukuki ve vergisel danışmanlarına başvurması gerekmektedir.

Foreign Ownership Reporting. If the Employee is a resident of Türkiye, within 3 months following his or her first cash and/or in-kind capital issuance for establishing a company abroad, becoming a shareholder in an existing company (including shares acquired under an employee share option plan) or opening a branch, the Employee is required to fill out the information form on capital issuance abroad published on the website of the Ministry of Trade in accordance with the explanations stated therein and send it to the Ministry of Treasury and Finance and the Ministry of Trade. In addition, within 3 months from the end of each calendar year, the Employee is required to update the information form and submit it to the Ministry of Trade. Further information on the reporting obligation is available at https://ticaret.gov.tr/hizmet-ticareti/yurtdisi-yatirimlar/yurtdisi-yatirim-bildirimi, as may be amended from time to time. The Employee should consult with his or her personal advisor to ensure that they are properly complying with the exchange control regulations.

Yabancı Mülkiyet Bildirimi. Çalışan’ın Türkiye’de mukim olması hâlinde; yurt dışında bir şirket kurulması, mevcut bir şirkete ortak olunması (çalışanlara yönelik hisse opsiyon veya benzeri pay edindirme planları kapsamında edinilen paylar dâhil) veya yurt dışında şube açılması amacıyla gerçekleştirilen ilk nakdî ve/veya aynî sermaye ihracını takiben üç ay içerisinde, Çalışan’ın Ticaret Bakanlığı’nın internet sitesinde yayımlanan ve açıklamaları doğrultusunda doldurulması gereken “Yurt Dışı Sermaye Bildirim Formu”nu doldurarak Hazine ve Maliye Bakanlığı ile Ticaret Bakanlığı’na göndermesi zorunludur. Ayrıca, her takvim yılının sona ermesini takiben üç ay içerisinde, Çalışan’ın anılan bilgi formunu güncelleyerek Ticaret Bakanlığı’na yeniden sunması gerekmektedir. Bildirim yükümlülüğüne ilişkin ayrıntılı bilgilere, zaman zaman değiştirilebilecek olmak üzere, https://ticaret.gov.tr/hizmet-ticareti/yurtdisi-yatirimlar/yurtdisi-yatirim-bildirimi adresinden erişilebilir. Döviz mevzuatına uygunluğun usulüne uygun şekilde sağlandığından emin olmak için Çalışan’ın kendi kişisel danışmanına başvurması gerekmektedir.

UNITED KINGDOM

Sub-Plan for UK Employees. The Stock Awards are granted pursuant to the Sub-Plan for UK Employees and references to the Plan in the Agreement shall be read as references to the Sub-Plan for UK Employees, where appropriate.

Settlement of Stock Awards. Notwithstanding any discretion or anything to the contrary in the Plan, the grant of the Stock Awards does not provide any right for the Employee to receive a cash payment and the Stock Awards will be settled in Shares only.

Restricted Securities Elections. Unless this requirement is waived by the Company, Employee shall enter into a joint election (with the appropriate employer) under section 431(1) or section 431(2) of the Income Tax (Earnings & Pensions) Act 2003 in respect of:
a.any Shares acquired (or to be acquired) on vesting of the Stock Awards;
b.any securities acquired (or to be acquired) as a result of any surrender of the Stock Awards; and
c.any securities acquired (or to be acquired) as a result of holding either Shares acquired on vesting of the Stock Awards or securities specified in paragraph (b) above or this paragraph (c).

VIETNAM

Settlement of the Stock Award and Immediate Sale of Shares. The Employee agrees to immediately sell the Shares acquired upon vesting of the Stock Award. The Employee further agrees that the Company is authorized to instruct its designated broker to assist with the mandatory sale of such Shares (on the Employee’s behalf pursuant to this authorization) and the Employee expressly authorizes the Company’s designated broker to complete the sale of such Shares. The Employee acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. The income upon sale of the Shares will be subject to applicable taxes. The Employee should consult his or her personal tax advisors before selling any Shares acquired under the Plan to confirm the compliance with applicable regulations.

Repatriation of Sale Proceeds. Any proceeds from the sale of Shares acquired under the Plan are generally required to be repatriated to Vietnam and must be transferred to a special bank account opened by the local subsidiary at a licensed bank in Vietnam for the purpose of receiving funds from the Plan. The Employee understands and agrees that the Employee is responsible for complying with all applicable foreign exchange control regulations as well as all personal income tax and other tax obligations that may apply to the Stock Award or any resulting proceeds under the Plan, in accordance with Vietnamese law.

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